Exhibit 99.(p)(2)

VIRTUS CODE OF ETHICS

Amended and Restated March 1, 2025

A message from George Aylward, President and Chief Executive Officer

At Virtus Investment Partners, our goal is to be a distinctive and trusted provider of asset management products and services that is profitable, growing and consistently delivers value for our clients and shareholders. In this highly competitive industry, we need to distinguish Virtus through our products, our service approach, and our values in managing our company.

Foremost among those values is the expectation I have that each member of the Virtus team adhere to the highest standards of legal and ethical conduct in all of our business dealings.

By demonstrating Virtus is a company that our clients can trust with their assets, a company that our distribution partners respect, and a company that all of our stakeholders think of with admiration, we can accomplish our business goals.

George Aylward

President and Chief Executive Officer

Virtus Investment Partners, Inc.

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Introduction

Each wholly owned registered investment adviser and the broker-dealer of Virtus Investment Partners, Inc. (“Virtus”) listed in Schedule A (each referred to individually as a “Firm” and collectively as the “Firms”) has adopted this Code of Ethics (the “Code”) in accordance with applicable requirements of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and the Investment Company Act of 1940, as amended (the “Investment Company Act”). From time to time, a Firm may attach an Appendix to this Code describing any unique provisions the Firm has made to provide additional requirements or modify requirements set forth by this Code. Modifications for one Firm in such Appendix will not be considered an amendment to any other Firm’s Code.

Employees subject to this Code (as described below) are required to adhere to both the letter and spirit of the Code. Failure to adhere to this Code may result in disciplinary actions including fines, disgorgement of profits (or losses avoided), unwinding of securities transactions, curtailment of personal trading privileges, and/or termination of employment. In addition, certain violations of this Code may be considered violations of securities laws and regulations that could result in civil and/or criminal penalties.

1.	Standards of Conduct

In providing investment services to registered investment companies, institutional accounts and other clients, the Firms are governed by legal and fiduciary duties that mandate adherence to the highest standards of ethical conduct and integrity. Because an employee may have knowledge of present or future portfolio transactions in client accounts and, in some cases, the power to influence those portfolio transactions, it is possible that an employee’s personal interests could – or could appear to – conflict with those of the Firms’ clients if the employee engages in personal transactions in securities that are eligible for investment by the Firms’ clients.

The procedures set forth in this Code are designed to address potential conflicts of interest with respect to the personal investing activities of the Firms’ Supervised Persons, including those further designated as Access or Advisory Persons (all as defined below). When persons covered by the terms of this Code engage in personal securities transactions, they must adhere to the following general principles as well as to the Code’s specific provisions:

▪	At all times, the interests of the Firms’ clients must be paramount;
▪	Personal transactions must be conducted consistent with this Code in a manner that avoids or mitigates any actual or potential conflict of interest;
▪	No inappropriate advantage should be taken of any position of trust or responsibility;
▪	Non-public information regarding security holdings in client accounts must remain confidential; and
▪	Compliance with all applicable federal securities laws must be maintained.

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In addition to the provisions of this Code, employees are responsible for compliance with other Virtus policies and procedures concerning personal conduct and conflicts of interest including, but not limited to: the Virtus Code of Conduct; Insider Trading Policy and related Guidelines; Social Media Policy; Acceptable Technology Use Policy; Political and PAC Contribution Policy and Procedures; and Gifts, Entertainment, Business Meals, Sponsorships, Business Building and Charitable Donations Policy.

Irrespective of any investment transactions permitted under this Code and/or investment transactions approved by Compliance, this Code is subject to, and superseded by, federal securities laws, which prohibit trading, whether for personal or client accounts, while in possession of material non-public information. Likewise, material non-public information regarding Virtus or a Firm may not be shared with other employees, other than Legal or Compliance personnel. Under no circumstances may employees use material nonpublic information about client recommendations and transactions in their own personal trading.

2.	Persons Subject to the Code

All employees of Virtus and its wholly owned subsidiaries are subject to this Code and are deemed to be Supervised Persons of a particular investment adviser and/or broker-dealer subsidiary within the meaning of the Advisers Act and the Investment Company Act. This includes persons working at Virtus entities that are not investment advisers or broker-dealers, such as Virtus Fund Services, LLC and Virtus Shared Services, LLC, as well as employees of departments such as Human Resources, Finance, Sales, Marketing, and Product Management. Certain Supervised Persons are further classified as Access Persons or Advisory Persons, depending upon their access to client portfolio information and their role in managing client accounts.

Supervised Persons are further designated as Access Persons if:

▪	In connection with their job functions or duties they have access to timely, non-public information regarding a Firm’s investment management activities, client portfolio holdings and/or client trading activity or they are a director or officer of a Firm. In general, employees with duties or responsibilities within Information Technology, Investment Operations, Investment Risk and Performance, Product Management, Fund Administration, Compliance, Legal, Internal Audit or other areas determined by Compliance are designated as Access Persons.

Supervised Persons are further designated as Advisory Persons if:

▪	In connection with their job functions or duties, they make, recommend or implement investment decisions on behalf of client accounts managed by a Firm. In general, portfolio managers, investment research analysts, traders and certain of their support personnel are designated as Advisory Persons.

Employees who perform certain services for multiple Firms (i.e., shared services) or share office space with another Firm, may be designated by Compliance as Supervised, Access and/or Advisory Persons of multiple Firms.1 The above are general rules and Compliance may designate persons as

1 Reference: Rule 204A-1(a)(3) Section 202(a)(25) of the Advisers Act [15 U.S.C. 80b-2(a)(25)], which defines

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Supervised, Access or Advisory for reasons other than indicated above, if determined to be consistent with the purpose of this Code.

The chart below provides a summary of requirements under this Code depending upon the employee’s designation as a Supervised Person, or additional designation as an Access or Advisory Person and references the Section of this Code providing additional explanations of each requirement:

Summary of Code of Ethics Requirements by Employee Classification

REQUIREMENT / CODE SECTION	SUPERVISED PERSONS	ACCESS PERSONS	ADVISORY PERSONS
Section 1. STANDARDS OF CONDUCT	✓	✓	✓
Section 2. PERSONS SUBJECT TO THE CODE	✓	✓	✓
Section 3.1. ATTESTATION OF RECEIPT, UNDERSTANDING AND COMPLIANCE	✓	✓	✓
Section 3.2. REPORTABLE SECURITIES AND REPORTABLE ACCOUNTS:
▪ DEFINITION OF REPORTABLE SECURITIES AND REPORTABLE ACCOUNTS	✓	✓	✓
▪ NOTIFYING COMPLIANCE OF EXISTING REPORTABLE ACCOUNTS AND APPROVAL FOR NEW REPORTABLE ACCOUNTS	✓	✓	✓
▪ MANAGED ACCOUNTS (DEFINED)	✓	✓	✓
Section 3.3. NOTIFYING COMPLIANCE OF EXISTING REPORTABLE ACCOUNTS AND APPROVAL FOR NEW REPORTABLE ACCOUNTS	✓	✓	✓
Section 3.4. INITIAL AND ANNUAL HOLDINGS REPORTS	✓	✓	✓
Section 3.5. QUARTERLY TRANSACTIONS REPORTS	✓	✓	✓
Section 3.6. DUPLICATE TRADE CONFIRMATIONS AND PERSONAL BROKERAGE ACCOUNT STATEMENTS	✓	✓	✓
Section 4.1. TRADE PRECLEARANCE REQUIREMENTS FOR NON-VIRTUS SECURITIES		✓	✓
Section 4.2. TRADE PRECLEARANCE REQUIREMENTS FOR VIRTUS SECURITIES	✓	✓	✓
Section 5. TRADE BLACKOUT RULE			✓
Section 6. OTHER TRADING RESTRICTIONS		✓	✓
Section 7. HOLDING PERIOD RULE		✓	✓
Section 8. DUTY TO REPORT VIOLATIONS	✓	✓	✓
Section 9. SANCTIONS FOR VIOLATIONS OF THE CODE	✓	✓	✓
Section 10. WAIVERS, TEMPORARY EXEMPTION FROM CODE APPLICATION, AND EXTENSIONS	✓	✓	✓

“supervised person” as an adviser’s partners, officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other persons who provide advice on behalf of the adviser and are subject to the adviser’s supervision and control; Footnotes 23, 25 and 28 of Adopting Release of Final Rule 204A-1 (17 CFR Parts 270, 275 and 279) [Release Nos. IA-2256, IC-26492]; File No. S7-04-04.

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3.	Reporting Requirements for Supervised, Access and Advisory Persons

3.1	Attestation of Receipt, Understanding and Compliance

All employees will receive a copy of the Code upon hire and must certify their receipt, reading, understanding of, and compliance with the Code within ten (10) days of becoming subject to the Code and at least annually thereafter. Employees are also required to certify the same with respect to amendments of the Code.

3.2	Reportable Securities and Reportable Accounts

Supervised Persons, including those further designated as Access or Advisory Persons, must disclose to Compliance all Reportable Securities positions as well as all Reportable Accounts (both brokerage and investment advisory accounts), as further defined and discussed below.

Reportable Securities are broadly defined and include transactions (both long and short) in the following:

▪	Shares of stocks, ADRs, and other equity securities (including any security convertible into equity securities);
▪	Warrants;
▪	Bonds and notes;
▪	Shares of exchange traded funds (“ETFs”) and exchange traded notes (“ETNs”);
▪	Shares of closed-end funds;
▪	Options, futures and other derivatives;
▪	Private placement securities[2];
▪	Shares of open-end mutual funds managed by a Firm or managed by a non-affiliate as a subadviser to a Firm[3];
▪	Securities acquired in an initial public offering (“IPO”) or a limited offering, or crowdfunding initiatives to raise capital;
▪	Initial or limited coin offerings; and
▪	“Cryptocurrency” or “digital assets” unless specifically exempted by Compliance (as indicated in Schedule B).

The following are not considered Reportable Securities:

▪	Direct obligations of the U.S. Government;
▪	Money market instruments and funds;
▪	Bankers’ acceptances, certificates of deposit, commercial paper and other high quality short-term debt instruments;
▪	Shares of open-end mutual funds that are not managed by a Firm; and

2 A private placement is an offering of securities that are exempt from registration under various laws and rules, such as the Securities Act of 1933 in the U.S. and the Listing Rules in the U.K. Private placements can include limited partnerships, certain cooperative investments in real estate, co-mingled investment vehicles such as hedge funds, and investments in privately held and family-owned businesses. For the purpose of this Code, time-shares and cooperative investments in real estate used as a primary or secondary residence are not considered to be private placements.

3 A list of open-end mutual funds managed by a Firm or managed by a non-affiliate as a subadviser to a Firm is available on VirtusNet.

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▪	Holdings in 529 Plans (unless such holdings are a mutual fund managed by a Firm or managed by a non-affiliate as a subadviser to a Firm).[4]

Reportable Accounts are all securities accounts (brokerage and investment accounts) that a Supervised Person or members of their household have direct or indirect investment discretion over and that hold, or can hold, Reportable Securities. Reportable Accounts include investment accounts of certain related persons including a Supervised Person’s spouse, domestic partner, children and stepchildren, and certain other persons5 residing in the same household as the Supervised Person. Investment accounts meeting the above definition must be reported even if Reportable Securities are not currently held in the account. Accounts maintained through Fidelity for the Virtus 401(k) Plan (other than BrokerageLink accounts) or any other U.S. Virtus-sponsored retirement or benefit plans do not require reporting.

Managed Accounts are Reportable Accounts from which a Supervised Person or a member of their household benefits financially, but over which neither the Supervised Person nor a member of their household exercise direct or indirect investment discretion. Usually, with a Managed Account, a third-party money manager or financial advisor is hired to make all investment decisions for the account and the Supervised Person does not discuss any specific transactions for the account with the manager. Designation of a Managed Account must be properly documented and approved in accordance with Compliance procedures. Once designated as such by Compliance, Managed Accounts are not subject to the requirements of Section 4.1. - Trade Preclearance Requirements for Non-Virtus Securities, Section 4.2. - Preclearance requirement for Virtus Securities (subject to the limitations for Restricted Insiders discussed below), Section 5. - Blackout Rule for Advisory Persons, or Section 7. - Holding Period Rule for Access and Advisory Persons. However, brokerage statements and trade confirmations must be provided (see Section 3.6); purchasing IPOs is restricted (see Section 6); and private placement and limited offerings must be precleared, including those opportunities recommended by an outside financial advisor (see Section 6).

3.3	Notifying Compliance of Existing Reportable Accounts and Approval for New Reportable Accounts

Supervised Persons must notify Compliance of all existing Reportable Accounts within ten (10) days of hire. After hire, Supervised Persons must obtain approval from Compliance in advance of opening any new Reportable Account and promptly provide Compliance with the account number and related details when they become available. Note the following:

4 A list of open-end mutual funds managed by a Firm or managed by a non-affiliate as a subadviser to a Firm is available on VirtusNet.

5 Compliance may determine certain persons (other than those specifically listed above) who reside at the same address are not part of the same household if they do not otherwise have any of the following: direct or indirect investment discretion over the person’s brokerage account(s) or investment(s); transparency, influence or control over the person’s financial affairs; nor provide or receive recommendations or advice from the person concerning investments. Employees are encouraged to be forthcoming and discuss such matters with Compliance promptly at the time of hire and/or upon the development of such situation.

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▪	Any Virtus 401(k) Plan Fidelity Account and activity therein will automatically be reported to Compliance; however, Supervised Persons must specifically notify Compliance of any new or existing Fidelity “BrokerageLink” account, Virtus/Fidelity Health Savings Account (“HSA”) or any other Fidelity account capable of holding Reportable Securities.
▪	Other company 401(k) or 403(b) plan accounts or any IRA account maintained by the Supervised Person or members of their household need to be reported if such accounts have the capacity to invest in Reportable Securities[6].
▪	Fidelity accounts that hold Restricted Stock Units (“RSUs”) are not considered Reportable Accounts. The shares of Virtus common stock issued upon vesting of the RSUs become Reportable Securities.
▪	Supervised Persons are required to promptly inform Compliance when Fidelity automatically opens a brokerage account when they become vested in Virtus RSUs, Virtus options or similar instruments.
▪	A Supervised Person’s investments in Virtus open-end mutual funds that are made directly through the funds’ transfer agent will automatically be reported to Compliance.

Only those broker-dealers providing Compliance with electronic feeds containing required information will automatically be approved. A listing of such broker-dealers is available on VirtusNet. Exceptions may be made in the sole discretion of Compliance.

Compliance reserves the right to require Supervised Persons to close any Reportable Accounts with broker-dealers who do not provide required information on a reliable, timely or efficient basis. Supervised Persons must promptly notify Compliance upon closing any Reportable Account.

3.4	Initial and Annual Holdings Reports

Supervised Persons, including those further designated as Access or Advisory Persons, must submit or confirm a report listing all personal holdings of Reportable Securities within ten (10) days of hire and annually thereafter. Information contained in the initial report must be current as of a date not more than forty-five (45) days prior to a Supervised Person’s hire date. Annual reports must be current as of December 31st of each year, submitted by the following January 31st, and shall include such information required by Compliance including a certification by the Supervised Person that they have read, understand and complied with the requirements of the Code. Reporting is normally initiated by Compliance and completed through the StarCompliance System or other formats designated by Compliance.

3.5	Quarterly Transactions Reports

Supervised Persons, including those further designated as Access or Advisory Persons, must complete a quarterly report of transactions in Reportable Securities within the timeframe specified by Compliance (generally fifteen (15) days after quarter-end). Reporting is generally completed through the StarCompliance System.

6 Non-Virtus 401(k) plan and 403(b) plan accounts are not considered Reportable Accounts as long as they cannot hold shares of reportable securities or open-end mutual funds managed by a Firm or managed by a non-affiliate as a subadviser to a Firm.

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3.6	Duplicate Trade Confirmations and Personal Brokerage Account Statements

Broker-dealers must promptly provide Compliance with the following:

▪	Duplicate copies of trade confirmations for Reportable Security transactions; and
▪	Account statements for each Reportable Account at least quarterly.

The above requirements may be satisfied by arrangements Supervised Persons make through Compliance for broker-dealers to provide electronic feeds to the StarCompliance System or other designated location. In the event broker-dealers cannot provide electronic feeds, Supervised Persons will be responsible to promptly upload necessary information into the StarCompliance System or other designated location.

4.	Trade Preclearance Requirements

4.1	Preclearance Requirements for non-Virtus Securities for Access and Advisory Persons

Generally, subject to other provisions of this Code, Access and Advisory Persons may not purchase or sell a Reportable Security for their own account at times during which any client account has a buy or sell order pending for a security of the same issuer or when trading in the Reportable Security is otherwise restricted. Advisory Persons are subject to additional restrictions as described in Section 5. – Blackout Rule for Advisory Persons.

▪	Access and Advisory Persons must obtain approval from Compliance prior to buying or selling Reportable Securities (“preclearance”) (unless the security type is indicated as not requiring preclearance further below).
-	Preclearance requests are generally initiated by submitting a request to Compliance through the StarCompliance System and awaiting a response for approval before placing an order for a Reportable Security.
-	When submitting requests for multiple transactions at one time, Access and Advisory Persons should carefully review the responses from Compliance, which will be provided separately for each request, as some may be approved but others may be denied.
-	Preclearance is also required for all investments in IPOs or private placements, so the terms of such offering can be reviewed and approved by Compliance in advance.
▪	Unless otherwise indicated, preclearance approvals are valid until 5 pm (ET) of the next business day regardless of an Access or Advisory Person’s specific geographic location, (with the exception of private placement transactions and limited offerings, which are determined on a case-by-case basis). An order, including limit orders, not executed within that time must be re-submitted for preclearance approval.

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Preclearance will be denied in the following circumstances:

▪	When the Firm(s) of which an employee is an Access or Advisory Person has a pending buy or sell order for any security of the same issuer for a client account;
▪	When a security is restricted by any Firm(s) for which an employee is an Access or Advisory Person; or
▪	Other circumstances as may be determined by Compliance on a case-by-case basis consistent with the purposes of the Code.

Where no other conflict is deemed present7, Compliance, in its discretion, may approve preclearance requests for Access Persons (but not Advisory Persons) up to the following “de minimis” transaction amounts8, irrespective of the Firm’s pending buy or sell order for the security for a client account:

▪	Up to (but not exceeding) 1,000 shares during a rolling 30-days (in the aggregate for all of an Access Person’s Reportable Accounts) in issuers with a market cap equivalent of $10 billion (USD) or more at the time of the transaction.
▪	Up to (but not exceeding) 1,000 shares during a rolling 30-days (in the aggregate for all of an Access Person’s Reportable Accounts) in ETFs or ETNs that are not managed by a Firm or managed by a non-affiliate as a subadviser to a Firm.[9]

Access and Advisory Persons are not required to preclear transactions in the following types of securities:

▪	Direct obligations of the Government of the United States
▪	Money market instruments such as commercial paper, repurchase agreements, bankers’ acceptances and bank certificates of deposit, and other high quality short-term debt instruments
▪	Shares of money market funds
▪	“Cryptocurrency” or “digital assets” that are not otherwise considered initial or limited coin offerings
▪	Open-end mutual funds and unit investment trusts invested in open-end mutual funds
▪	Purchases pursuant to an automatic investment or dividend reinvestment plan
▪	Purchases upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired from the issuer, and sales of such rights so acquired
▪	Transactions under an employee stock purchase or incentive program unless otherwise restricted
▪	Non-volitional transactions (such as stock splits, dividends, corporate actions, etc.)
▪	Transactions in Managed Accounts, with the exception of IPOs and private placement transactions, provided that prior to the transaction Compliance has approved the

7 Trade preclearance requests in conflict with the Holding Period Rule (Section 7) and issuers listed on applicable restricted lists will generally be denied.

8 “Transaction amounts” means the number of shares sold plus the number of shares bought, i.e., sells do not offset buys.

9 A list of ETFs and ETNs managed by a Firm or managed by a non-affiliate as a subadviser to a Firm is available on VirtusNet.

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classification of the account as a Managed Account

4.2	Preclearance, transaction and account requirements for Virtus Securities

Supervised Persons, including those also designated as Access and Advisory Persons, must preclear transactions in Virtus common shares (ticker: VRTS) and any other type of security Virtus may issue, including, but not limited to, preferred stock, convertible debentures, and warrants (collectively, with Virtus common shares, “Virtus Securities”).

▪	Employees must comply with the Virtus Insider Trading Policy and employees designated as Restricted Insiders must also comply with the related Trading Restrictions and Pre-Clearance Guidelines Applicable to Restricted Insiders (“Trading Guidelines”), both of which are available on VirtusNet.
▪	Unless otherwise indicated, preclearance approvals for Virtus Securities are valid until 5 pm (ET) of the next business day, regardless of the employee’s specific geographic location. An order (including limit orders) not executed within that time must be re-submitted for preclearance approval. Once designated as an approved Managed Account by Compliance, transactions in Virtus Securities within such Managed Accounts are not subject to preclearance requirements; provided, however, employees who are deemed Restricted Insiders pursuant to the Virtus Insider Trading Policy and related Trading Guidelines must preclear any transaction in Virtus Securities, whether in an approved Managed Account or otherwise.
▪	Employees may not engage in short sales of Virtus Securities or transact in any derivatives (such as puts, calls or futures) of Virtus Securities. Additionally, employees may not engage in hedging or monetization strategies of Virtus Securities.
▪	Employees who are designated Restricted Insiders may not hold Virtus Securities in a brokerage account with margin capabilities or pledge Virtus Securities as collateral for a loan without Legal and Compliance pre-approval.

5.	Blackout Rule for Advisory Persons

In addition to the preclearance requirements of Section 4. - Trade Preclearance Requirements, Advisory Persons may not transact in any Reportable Security on the same day as, or seven (7) calendar days before or after, a trade in securities of the same issuer that is also traded in any client account(s) associated with the Advisory Person. The Blackout Rule does not apply to transactions in Reportable Securities that are exempt from the preclearance requirements of Section 4.

6.	Other Restrictions for Access and Advisory Persons

Access and Advisory Persons are at all times prohibited from engaging in any of the following:

▪	Purchasing or selling single-stock futures;
▪	Purchasing or selling options on (referencing) a single name/issuer. Transactions and holdings of options referencing broad-based indices are allowed. A list of options referencing broad-based indices is available on VirtusNet and additions may be approved by Compliance;

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▪	Taking short positions other than on broad-based indices;
▪	Purchasing or otherwise acquiring securities in an IPO, the substantial equivalent of an IPO, or in so-called initial coin (cryptocurrency) offerings, unless otherwise approved by Compliance; or
▪	Using a derivative or synthetic instrument or using any other means to circumvent a restriction in the Code.

In addition to the above, Advisory Persons are further prohibited from engaging in the following:

▪	Taking a short position on any index that is held long in a client account of a Firm the employee is an Advisory Person of;
▪	Serving on the board of directors of any publicly traded company, absent the prior approval of an Executive Officer[10] of Virtus and Compliance, based on a determination that such service will not conflict with the interests of any Firms or their clients; or
▪	Purchasing a private placement or limited offering in client accounts where there exists a personal interest in the same issuer without preapproval from Compliance.

7.	Holding Period Rule for Access and Advisory Persons

Unless an exception applies, Access and Advisory Persons must hold all Reportable Securities for no less than thirty (30) days, even if the purchase was exempt from preclearance (the “Holding Period Rule”). The Holding Period Rule prohibits the purchase or sale of options with an expiration date that is within thirty (30) days of the transaction date, as well as the sale of covered calls on securities held for less than thirty (30) days.

Compliance with the Holding Period Rule will be determined using a last in, first out methodology applied across all Reportable Accounts unless otherwise exempted, and Access and Advisory Persons may not sell any share(s) of a Reportable Security until a minimum of thirty (30) days have passed since the last purchase of the same security in any of their Reportable Accounts.

Exceptions: The Holding Period Rule does not apply to the following:

▪	Transactions in open-end mutual funds that are managed by any Firm (although “market timing” restrictions imposed by such funds must be observed);
▪	Transactions in shares of VRTS received upon the vesting of RSU grants;
▪	Exercising VRTS options and selling the shares, where such options have been provided as grants;
▪	Transactions in approved Managed Accounts; and
▪	Transactions in digital assets.

8.	Duty to Report Violations

Employees must promptly report any known violations of this Code to Compliance and should contact Compliance if they have reason to believe that a violation may have occurred or is reasonably likely to occur. Failure to report such matters is itself a violation of this Code. If the matter involves a member of Compliance, the report should be made directly to Virtus’ Global

10 Includes the Virtus Executive Officers listed on www.virtus.com.

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Chief Compliance Officer. In the event the reported event involves the Global Chief Compliance Officer, the report should be made directly to the Virtus’ Chief Legal Officer. Employees may also report such matters using the Virtus Whistleblower Hotline.11

9.	Sanctions for Violations of the Code

In the event of a violation of the Code by any Supervised Person, including those further designated as Access or Advisory Persons, Compliance may impose appropriate sanctions considering the following:

▪	The seriousness of the violation;
▪	Whether the violation was willful or inadvertent;
▪	Whether the violation was self-reported;
▪	The employee’s job function and classification as a Supervised, Access or Advisory Person;
▪	Prior violations of the Code; and/or
▪	Any other factor(s) that Compliance may consider important under the specific circumstances.

Sanctions may include, but are not limited to, the following:

▪	Verbal and/or written admonishment;
▪	Re-training on the requirements of the Code;
▪	Notice to the person’s manager and/or members of firm management;
▪	Fines and/or reversal of trades, with the fines and disgorgement of profits (or losses avoided) donated to a charity designated by Compliance;
▪	Partial or full restriction of personal trading for a period of time (which may be the remainder of the Person’s employment); and/or
▪	Suspension or termination of employment.

10.	Waivers, Temporary Exemption from Code Application, and Extensions

Compliance may, from time to time, grant waivers to provisions of this Code for equitable or other reasons. Compliance will maintain reasonable documentation of any such waivers. The waivers may be granted to individuals or classes of individuals with respect to particular transactions or classes of transactions and may apply to past as well as future transactions. No waiver will be granted if Compliance is aware or reasonably believes that doing so will result in a violation of applicable federal securities laws or the principles of this Code.

Employees on approved leaves of absence (e.g., leaves for medical, active military service, bereavement, FMLA, etc.) may be temporarily exempt from the pre-clearance and reporting provisions of the Code, provided that the following requirements are met:

11 Instructions for using the Virtus Whistleblower Hotline are available on VirtusNet.

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▪	They do not participate in, obtain information with respect to, or make recommendations as to, the purchase or sale of securities on behalf of any client;
▪	They do not have access to information regarding the day-to-day investment activities of the Firm including but not limited to IT systems and Firm email;
▪	They do not devote significant time to the activities of the Firm; and
▪	Compliance approves such temporary exemption in writing.

Employees must complete quarterly transaction reports promptly upon their return to work after an approved leave of absence.

In addition to the above, Compliance may grant extensions to quarterly reporting deadlines in cases of hardship, illness, system unavailability or other circumstances provided that the timeframe, as extended, may not exceed thirty (30) days after quarter-end. Any such extension shall not be deemed a waiver of the Code’s provisions.

11.	Responsibilities of Compliance

In addition to those responsibilities described in the foregoing, Compliance is responsible for the following:

▪	Determining which employees are classified as Supervised, Access or Advisory Persons and notifying employees of their classification. In doing so, Compliance may determine whether any temporary employees, consultants, interns or the equivalent should be treated as employees under this Code and, if so, whether they should be classified as Supervised, Access or Advisory Persons.
▪	Maintaining records regarding the Code and its administration as required by Rule 204-2 of the Advisers Act and Rule 31a-2 of the Investment Company Act. Such records will be maintained in a readily accessible place for at least five (5) years, with the first two (2) years in a Firm office. Required records include the following for the past five (5) years:
-	A copy of each Code in effect;
-	Records of any violations of the Code and action taken in response thereto;
-	Records of employees’ written acknowledgements of the Code;
-	A list of all employees who have been required to make reports pursuant to the Code;
-	Records of decisions to approve transactions in private placements and the basis for such approvals; and
-	Copies of all reports made by the Chief Compliance Officer of each Firm and by the Chief Compliance Officer of the Virtus Funds regarding the administration of the Code as required by the Advisers Act or the Investment Company Act.

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Appendix

Certain Firms may, from time to time, attach to this Code an Appendix describing any unique provisions the Firm has made to provide additional requirements or modify requirements set forth by this Code. Modifications appended will not be considered an amendment to any other Firm’s Code, other than the one to which the Appendix specifically applies.

▪	Kayne Anderson Rudnick Investment Management, LLC

Section 4.1 Preclearance Requirements for non-Virtus Securities (applies to Access and Advisory Persons) is supplemented with the additional requirement that Access and Advisory Persons may not purchase or sell a Reportable Security for their own account at times in which any investment team is considering initiating a buy or sell program for a security of the same issuer.

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Schedule A

The following regulated entities have adopted this Code of Ethics:

▪	AlphaSimplex Group, LLC
▪	Ceredex Value Advisors LLC
▪	Duff & Phelps Investment Management Co.
▪	Kayne Anderson Rudnick Investment Management, LLC
▪	NFJ Investment Group, LLC
▪	Seix CLO Management LLC
▪	Silvant Capital Management LLC
▪	Virtus Alternative Investment Advisers, LLC
▪	Virtus Advisers, LLC
▪	Virtus Capital Advisers, LLC
▪	Virtus Fixed Income Advisers, LLC divisions:
-	Newfleet Asset Management
-	Seix Investment Advisors
-	Stone Harbor Investment Partners
▪	Virtus Investment Advisers, LLC
▪	VP Distributors, LLC
▪	Westchester Capital Management, LLC
▪	Westchester Capital Partners, LLC

This Schedule will be updated from time to time without being considered an amendment to the Code of Ethics.

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Schedule B

This Schedule last updated: April 1, 2023

Digital Assets Exempted from the Code of Ethics Reporting Requirements

The following digital assets are specifically exempted from Code reporting requirements:

▪	Bitcoin currency code “BTC” and “XBT”

This Schedule will be updated from time to time without being considered an amendment to the Code of Ethics.

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